EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-118417), on Form S-3/A (No. 333-76837), on Form S-4/A (No. 333-108516, 333-78231 and 333-117834) and Forms S-8 (No. 333-105895, 333-90760, No. 333-63764, No. 333-40380, No. 333-30534, No. 333-88657, No. 333-69905, No. 333-62439, No. 333-44821 and No. 333-10719 and 333-116320) of Range Resources Corporation and in the related Prospectuses of our report dated January 31, 2003, included in this Annual Report (Form 10-K) of Range Resources Corporation for the year ended December 31, 2004 with respect to the consolidated financial statements of Great Lakes Energy Partners, L.L.C. for the year ended December 31, 2002.

/s/ ERNST & YOUNG LLP

Fort Worth, Texas
February 28, 2005